EXHIBIT 10.03

AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT (this "Amendment") is entered into and made effective as of May 3, 2021, by and among Palisade Bio, Inc., a Delaware corporation formerly known as Seneca Biopharma, Inc. (the "Company"), Leading Biosciences, Inc., a Delaware corporation ("PrivateCo") and the investor listed on the signature page attached hereto (the "Buyer").

RECITALS

A.        The Company, PrivateCo and the Buyer previously entered into that certain Securities Purchase Agreement dated as of December 16, 2020 (the "Securities Purchase Agreement");

B.        Pursuant to Section 10(e) of the Securities Purchase Agreement, the Required Holders (as defined therein), the Company and PrivateCo desire to amend the Securities Purchase Agreement pursuant to the terms and conditions of this Amendment;

C.        Following the consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of December 16, 2020, by and among the Company, PrivateCo and Townsgate Acquisition Sub 1, Inc., a wholly owned subsidiary of the Company, on April 27, 2021, the Company assumed those certain warrants to purchase common stock issued by PrivateCo to the Buyer on December 17, 2020 and February 1, 2021 (collectively, the "Bridge Warrants"); and

D.        Pursuant to Section 9 of the Bridge Warrants, the Required Holders (as defined therein) and the Company desire to amend the Bridge Warrants pursuant to the terms and conditions of this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	AMENDMENT TO THE SECURITIES PURCHASE AGREEMENT.
a.	Section 1(c)(ii)(a) of the Securities Purchase Agreement is hereby deleted in its entirety and replaced with the following:

"(a) the earlier to occur of (x) each Reset Date (as defined below) and (y) with respect to any Buyer, the first (1st) Trading Day following the delivery, if any, to Seneca of a written notice by such Buyer (an "Early Delivery Notice") at any time from the end of the fifth (5th) Trading Day (as defined in the Warrants) immediately preceding each Reset Date indicating that such Buyer elects to determine the Per Share Price (as defined below) of such Reset Date using, (x) with respect to the Initial Reset Date (as defined below), eighty-five (85%) of the sum of the five (5) lowest Weighted Average Prices (as defined in the Warrants) of the Seneca Common Stock during the period beginning on the ninth (9th) ~~tenth (10th)~~ Trading Day immediately preceding ~~such~~ the Initial Reset Date and ending on the date such Buyer delivers such Early Delivery Notice to Seneca~~, inclusive~~ (as adjusted for stock splits, stock dividends, recapitalizations, reorganizations, reclassification, combinations, reverse stock splits or other similar events during such period), divided by five (5) and (y) with respect to each other Reset Date, the sum of the five (5) lowest Weighted Average Prices (as defined in the Warrants) of the Seneca Common Stock during the period beginning on the ninth (9th) ~~tenth (10th)~~ Trading Day immediately preceding such Reset Date and ending on the date such Buyer delivers such Early Delivery Notice to Seneca~~, inclusive~~ (as adjusted for stock splits, stock dividends, recapitalizations, reorganizations, reclassification, combinations, reverse stock splits or other similar events during such period), divided by five (5) (each such earlier date, a "First Additional Exchange Shares Delivery Date"); and/or"

b.	The definition of "Per Share Price" set forth in Section 1(c) of the Securities Purchase Agreement is hereby deleted in its entirety and replaced with the following:

""Per Share Price" means (i) with respect to the Initial Reset Date, 85% multiplied by the arithmetic average of the five (5) lowest Weighted Average Prices of the Common Stock during the period beginning on the ninth (9th) ~~tenth (10th)~~ Trading Day immediately preceding the Initial Reset Date and ending, with respect to each applicable Buyer, on the First Additional Exchange Shares Delivery Date related to such Initial Reset Date~~, inclusive~~ (as adjusted for stock splits, stock dividends, recapitalizations, reorganizations, reclassification, combinations, reverse stock splits or other similar events related to the Common Stock occurring after such First Additional Exchange Shares Delivery Date ~~the applicable Reset Date~~), and (ii) with respect to all other Reset Dates, the arithmetic average of the five (5) lowest Weighted Average Prices of the Common Stock during the period beginning on the ninth (9th) ~~tenth (10th)~~ Trading Day immediately preceding the applicable Reset Date and ending, with respect to each applicable Buyer, on the First Additional Exchange Shares Delivery Date related to such Reset Date~~, inclusive~~ (as adjusted for stock splits, stock dividends, recapitalizations, reorganizations, reclassification, combinations, reverse stock splits or other similar events related to the Common Stock occurring after such First Additional Exchange Shares Delivery Date ~~the applicable Reset Date~~)."

c.	Section 18(nn) of the Form of Warrant attached as Exhibit C to the Securities Purchase Agreement is hereby deleted in its entirety and replaced with the following:

""Reset Price" means the arithmetic average of the five (5) lowest Weighted Average Prices of the Common Stock during the ten (10) Trading Day period ending on ~~immediately preceding~~ the applicable Reset Date (as adjusted for stock splits, stock dividends, recapitalizations, reorganizations, reclassification, combinations, reverse stock splits or other similar events during such period) (as adjusted for stock splits, stock dividends, recapitalizations, reorganizations, reclassification, combinations, reverse stock splits or other similar events occurring after the applicable Reset Date)."

2

2.	AMENDMENT TO THE BRIDGE WARRANTS.

Section 18(oo) of the Bridge Warrants is hereby deleted in its entirety and replaced with the following:

""Reset Price" means (i) with respect to the Equity Closing Date, the Closing Per Share Price, (ii) with respect to the First Interim Reset Date, 85% multiplied by the arithmetic average of the five (5) lowest Weighted Average Prices of the Common Stock during the ten (10) Trading Day period ending on ~~immediately preceding~~ the First Interim Reset Date (as adjusted for stock splits, stock dividends, recapitalizations, reorganizations, reclassification, combinations, reverse stock splits or other similar events during such period) (as adjusted for stock splits, stock dividends, recapitalizations, reorganizations, reclassification, combinations, reverse stock splits or other similar events occurring after the First Interim Reset Date), and (iii) with respect to all other Reset Dates occurring hereunder, the arithmetic average of the five (5) lowest Weighted Average Prices of the Common Stock during the ten (10) Trading Day period ending on ~~immediately preceding~~ the applicable Reset Date (as adjusted for stock splits, stock dividends, recapitalizations, reorganizations, reclassification, combinations, reverse stock splits or other similar events during such period) (as adjusted for stock splits, stock dividends, recapitalizations, reorganizations, reclassification, combinations, reverse stock splits or other similar events occurring after the applicable Reset Date)."

3.	REPRESENTATIONS AND WARRANTIES. The Company and PrivateCo, severally and not jointly, represents and warrants to the Buyer, and the Buyer represents and warrants to the Company and PrivateCo as of the date hereof that: (a) such Person (as defined in the Securities Purchase Agreement) is an entity duly organized and validly existing under the laws of the jurisdiction of its formation, has the requisite power and authority to execute and deliver this Amendment and to carry out and perform all of its obligations under the terms of this Amendment; (b) this Amendment has been duly executed and delivered on behalf of such Person, and this Amendment constitutes the valid and legally binding obligation of such Person enforceable against such Person in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies; (c) the execution, delivery and performance by such Person of this Amendment and the consummation by such Person of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of such Person, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Person is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Person, except in the case of clause (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Person to perform its obligations hereunder.

3

4.	NO MNPI. The Company hereby agrees and acknowledges that the transactions contemplated by this Amendment do not constitute material, nonpublic information of the Company or any of its Subsidiaries. The Company understands and confirms that the Buyer will rely on the foregoing in effecting transactions in securities of the Company.
5.	CONTINUING EFFECTIVENESS; ENTIRE AGREEMENT. Except as expressly modified by this Amendment, the Securities Purchase Agreement and the Bridge Warrants shall remain in full force and effect in accordance with their terms. This Amendment shall be deemed an amendment to each of the Securities Purchase Agreement and the Bridge Warrants and shall become effective as of the date hereof. The terms of this Amendment amend and modify the Securities Purchase Agreement and Bridge Warrants as if fully set forth in the Securities Purchase Agreement and Bridge Warrants, respectively. As of the date hereof, (i) all references in the Securities Purchase Agreement to "the Agreement" or "this Agreement," as applicable, shall refer to the Securities Purchase Agreement, as modified by this Amendment and (ii) all references in the Bridge Warrants to "this Warrants" or "Bridge SPA Warrants," as applicable, shall refer to the Bridge Warrants, as modified by this Amendment. If there is any conflict between the terms, conditions and obligations of this Amendment and the Securities Purchase Agreement or the Bridge Warrants, this Amendment's terms, conditions and obligations shall control. This Amendment constitutes the entire agreement between and among the parties hereto with respect to the subject matter hereof, and supersedes in their entirety all prior negotiations and agreements with respect to such subject matter, whether written or oral.
6.	GOVERNING LAW; SEVERABILITY. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. If any provision of this Amendment is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Amendment so long as this Amendment as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

4

7.	HEADINGS. The headings of this Amendment are for convenience of reference and shall not form part of, or affect the interpretation of, this Amendment.
8.	ASSIGNABILITY. This Amendment shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.
9.	COUNTERPARTS. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Pages Follow]

5

 IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

PALISADE BIO, INC.

By:	/s/ Thomas M. Hallam
Name:	Thomas M. Hallam, Ph.D.
Title:	Chief Executive Officer

LEADING BIOSCIENCES, INC.

By:	/s/ Thomas M. Hallam
Name:	Thomas M. Hallam, Ph.D.
Title:	Chief Executive Officer

ALTIUM GROWTH FIND, LP.

By:	/s/ Mark Gottlieb
Name:	Mark Gottlieb
Title:	Signatory

[Signature Page to Amendment Agreement]